Exhibit 99.1

NEWS RELEASE

Tupperware Brands Reduces Borrowing Costs and Increases Financial Flexibility with New $880M Credit Facility
Improved financing reflects the success of the ongoing Turnaround

ORLANDO, Fla., November 23, 2021 ― Tupperware Brands Corporation (NYSE: TUP), a leading global consumer products company, announces today that it has successfully raised $880 million in a new secured credit facility (the “New Facility”) in order to refinance its existing credit facilities (the “Transaction”).

Highlights of the New Facility:
a.Lowers interest rate on term loans by over 6 percentage points
b.Extends credit facility maturity by 2.5 years to 2026
c.Increases liquidity by approximately $100 million
d.Fully pre-payable at any time
e.Resets and simplifies financial covenants to enhance operating and capital allocation flexibility

The New Facility consists of a five-year, $480 million Revolving Credit Facility, and a five-year, $400 million Term Loan. The New Facility carries an interest rate of LIBOR plus 200 basis points. The Transaction lowers the company’s cost of capital, extends maturity, resets financial covenants to enhance operating flexibility, and increases liquidity through a higher level of revolver capacity.

“We are excited to have refinanced our credit facility at such attractive terms,” said Sandra Harris, Chief Financial and Operations Officer of Tupperware Brands. “This transaction is another tangible example of the foundational improvements we’ve made to the business over the past eighteen months, and represents another significant milestone in Tupperware’s ongoing Turnaround Plan. Our new credit facility enhances our financial flexibility and is consistent with our strategy to optimize the capital structure of the Company while supporting future growth.”

The Term Loan includes a €176 million Euro tranche, which aligns with the Company’s international business footprint, operational needs, and evolving tax strategy. In combination with lower absolute debt outstanding, the New Facility is expected to lower the Company’s overall net interest expense and be a tailwind to earnings growth on a go-forward basis.

Wells Fargo Securities, BMO Capital Markets, Fifth Third Bank, and Truist Securities acted as Joint Lead Arrangers and Joint Bookrunners on the New Facility. Wells Fargo Bank is the Administrative Agent, Swingline Lender, and Issuing Bank on the New Facility, with BMO Harris Bank, Fifth Third Bank, and Truist Bank as Syndication Agents. Additional details on the New Facility can be found in the Form 8-K filed today with the Securities and Exchange Commission.

About Tupperware Brands Corporation
Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware’s signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware® products are an alternative to single-use items. The Company distributes its products into nearly 70 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Exhibit 99.1

Investors: Alexis Callahan, alexiscallahan@tupperware.com, 321.588.5129
Media: Cameron Klaus, cameronklaus@tupperware.com, 407.371.9784